Exhibit 99.1


TRANS WORLD ENTERTAINMENT ANNOUNCES 5 MILLION SHARE
 REPURCHASE PROGRAM


Albany, NY, January 13, 2000 - Trans World Entertainment Corporation (Nasdaq National Market:TWMC) today announced that its Board of Directors has approved a stock repurchase program authorizing the repurchase by the Company of five million shares of common stock. Pursuant to this program, the Company has repurchased one million shares of common stock from a financial institution through an accelerated share repurchase program. The share repurchase was funded from available cash.

"Given the strength of our business, we believe the stock of Trans World Entertainment is undervalued and represents an excellent investment opportunity," said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. "The repurchase program of nearly 10% of our outstanding shares reflects our strong cash position and further advances our efforts to maximize shareholder value."

The accelerated repurchase of one million shares will immediately reduce the number of shares outstanding and will benefit shareholders through improved earnings per share and return on equity. The Company plans to repurchase additional shares in open market, negotiated, or accelerated share repurchase transactions from time to time subject to market conditions and expects to fund the repurchases through available cash.

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates retail stores in 44 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.twec.com. Mall locations include Record Town, Camelot, The Wall, Saturday Matinee and F.Y.E. Freestanding locations include Coconuts Music and Movies, Strawberries Music, Spec's and Planet Music.

Certain statements in this report set forth management's intentions; plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.